EX-99.01


DataMEG Corp. Receives Equity Funding Commitment for $1,000,000

BOSTON, March 8 -- DataMEG Corp. (OTC Bulletin Board: DTMG) announced today that it has received a new equity funding commitment of $1,000,000.00 from an overseas investor. DataMEG will use the proceeds from this investment for support of the scheduled product launch by DataMEG's subsidiary North Electric Company Inc. (NECI), payment of DataMEG's on-going business expenses, sales training, equipment and materials for its Pacific Rim distributor, International Network Technology LTD (INTL) and payment of costs associated with the previously announced merger negotiations between DataMEG and Union Telecom, LTD.

DataMEG Corp. and Union Telecom are continuing with merger negotiations but have agreed to reschedule their face-to-face meeting for the week of April 05, 2004 in order to accommodate the schedules of their respective representatives.

For further information about this release and the business at DataMEG Corp.
(DTMG), contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-
631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. Certain important factors and risks could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include DataMEG's history of net losses and the inability to generate operating revenues, the company's need for additional funding, the development of viable products by DataMEG's subsidiaries, Cascommunications and North Electric Company, and the business conditions and growth in the related areas of telecommunications, wireless and digital transmission, and in the economy in general. Other factors include the competitive pressures from the rapid pace of alternative technology advancements and DataMEG's ability to gain market acceptance of its products in development. These and other risks may be detailed from time to time in DataMEG's filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The equity securities to be issued to the overseas investor have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.